Mechanics Bancorp Reports First Quarter 2026 Results

First Quarter Highlights
$21.4 billion Total Assets	$44.1 million Net Income	13.91% CET1 Ratio (1)	$12.61 Book Value Per Share $7.53 Tangible Book Value Per Share (2)
Walnut Creek, CA – April 30, 2026 – (BUSINESS WIRE) – Mechanics Bancorp (Nasdaq: MCHB) (“Mechanics” or the “Company”), the financial holding company of Mechanics Bank, today announced its financial results for the quarter ended March 31, 2026. Mechanics reported net income of $44.1 million, or $0.19 per diluted share (3), for the first quarter of 2026, compared to $111.2 million, or $0.48 per diluted share, for the fourth quarter of 2025.(4)
First Quarter 2026 Highlights:
•Total assets of $21.4 billion at March 31, 2026, compared with $22.4 billion at December 31, 2025.
•Total loans of $13.9 billion at March 31, 2026, compared with $14.2 billion at December 31, 2025.
•Loans-to-deposits ratio of 76% at March 31, 2026, compared with 75% at December 31, 2025.
•Total deposits of $18.2 billion at March 31, 2026, compared with $19.0 billion at December 31, 2025, and noninterest-bearing deposits of $6.5 billion at March 31, 2026, compared with $6.7 billion at December 31, 2025.
•Total cost of deposits was 1.28% for the first quarter of 2026 and 1.43% for the fourth quarter of 2025.
•Strong capital ratios (1), including an estimated 16.15% Total risk-based capital ratio, 13.91% Tier 1 capital ratio, 13.91% CET1 capital ratio and 8.66% Tier 1 leverage ratio at March 31, 2026.
•Allowance for credit losses (“ACL”) to total loans of 1.13%, up from 1.08% at the prior quarter-end.
•Non-recurring acquisition and integration costs of $4.8 million in the quarter, compared to $3.5 million in the prior quarter.
(1)Regulatory capital ratios at March 31, 2026 are preliminary.
(2)Non-GAAP measure. Refer to section “Non-GAAP Financial Measures and Reconciliations” below.
(3)Unless otherwise specified, refers to diluted earnings per share for Class A common stock.
(4)Mechanics’ financial results for the fourth quarter of 2025 were recast due to the adoption of new accounting guidance for certain loans acquired in the HomeStreet merger. Refer to “Adoption of Purchased Seasoned Loans Accounting Standard” for additional discussion.

C.J. Johnson, President and CEO of Mechanics, said, “We had a productive first quarter of 2026 and I’m happy to report we successfully converted all Legacy HomeStreet customers onto Mechanics Bank’s core banking platform during the final week of March. This was a major milestone that was achieved thanks to a tremendous amount of planning and hard work from all our employees. We will substantially complete our merger integration during the second quarter and as a result expect to realize significant additional expense synergies moving forward.”
Nathan Duda, CFO of Mechanics, added, “Our reported net income of $44.1 million for the first quarter was impacted by several notable items that do not reflect the underlying performance of the franchise. These included $6.5 million of pre‑tax provision expense related to qualitative factor adjustments arising from geopolitical uncertainty, $4.8 million of merger‑related expenses, and a $1.7 million remeasurement of deferred tax assets.”
Presentation of Results – HomeStreet Bank Merger
On September 2, 2025, the merger of HomeStreet Bank, the wholly owned subsidiary of Mechanics Bancorp (formerly known as HomeStreet, Inc.) with and into Mechanics Bank, was completed. Mechanics Bank is the accounting acquirer (legal acquiree), HomeStreet Bank is the accounting acquiree and Mechanics Bancorp is the legal acquirer. Mechanics’ financial results for all periods ended prior to September 2, 2025 reflect Mechanics Bank’s historical financial results on a standalone basis and results of the combined company beginning September 2, 2025. In addition, for periods prior to September 2, 2025, the number of shares issued and outstanding, earnings per share, and all references to share quantities or metrics of Mechanics have been retrospectively restated to reflect the equivalent number of shares issued in the merger since the merger was accounted for as a reverse acquisition. As the accounting acquirer, Mechanics Bank remeasured the identifiable assets acquired and liabilities assumed in the merger as of September 2, 2025 at their acquisition date fair values. The estimates of fair value were recorded based on valuations as of the merger date. These estimates are considered preliminary as of March 31, 2026, are subject to change for up to one year after the merger date, and any changes could be material.
Adoption of Purchased Seasoned Loans Accounting Standard
The Company early adopted Accounting Standards Update (“ASU”) 2025-08, “Financial Instruments–Credit Losses (Topic 326): Purchased Loans,” during the fourth quarter of 2025. This new standard, which the Company elected to early adopt as of January 1, 2025, requires acquired loans that meet certain criteria at acquisition (purchased seasoned loans) to be recognized at their purchase price plus the amount of the allowance for expected credit losses (gross-up approach). As a result, for purchased seasoned loans acquired in the HomeStreet merger, the Company established an allowance for credit losses of $20.3 million at the date of acquisition for these loans and reversed the provision for credit losses recorded in the third quarter of 2025, and recorded it as part of the acquired loans initial amortized cost basis. Required disclosures regarding the impact of the adoption were presented when the Company filed its annual report on Form 10-K for the year ended December 31, 2025. In addition, third quarter 2025 results will be retrospectively adjusted when the Company files its quarterly report on Form 10-Q for the quarter ended September 30, 2026.
The impact of the adoption is reflected in the respective comparative prior period results presented in this earnings release for the fourth quarter of 2025 and as of September 30, 2025.

INCOME STATEMENT HIGHLIGHTS
Summary Income Statement

	Quarter Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Total interest income (1)	$241,936	$256,655	$173,585
Total interest expense	62,891	73,673	45,131
Net interest income (1)	179,045	182,982	128,454
Provision (reversal of provision) for credit losses on loans (1)	7,593	(1,908)	(3,752)
Provision (reversal of provision) for credit losses on unfunded lending commitments	174	(1,316)	94
Total provision (reversal of provision) for credit losses (1)	7,767	(3,224)	(3,658)
Bargain purchase gain	—	55,097	—
Other noninterest income	21,020	23,424	14,981
Total noninterest income	21,020	78,521	14,981
Acquisition and integration costs	4,794	3,507	350
Other noninterest expense	125,633	126,003	85,288
Total noninterest expense	130,427	129,510	85,638
Income before income tax expense (1)	61,871	135,217	61,455
Income tax expense (1)	17,781	24,030	17,664
Net income (1)	$44,090	$111,187	$43,791

(1)Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
Net Interest Income
Net interest income in the first quarter of 2026 was $3.9 million lower than the fourth quarter of 2025 primarily as a result of a decrease in average interest earning assets of $622.1 million, partially offset by lower interest expense on certificates of deposit. Mechanics’ net interest margin increased from 3.50% (2) to 3.61% primarily due to lower cost of deposits from Fed rate cuts and runoff of higher cost certificates of deposit.
(2)Net interest margin for the fourth quarter of 2025 has been adjusted to reflect the impact of adoption of ASU 2025-08.
Provision for Credit Losses
The provision for credit losses in the first quarter of 2026, which consists of the provision for credit losses on loans and provision for unfunded commitments, was $7.8 million, compared to a reversal of provision of $3.2 million for the fourth quarter of 2025. Although net charge-offs were favorable and credit metrics remained strong, the provision in the first quarter of 2026 was driven primarily by an increase in provision of $6.5 million related to economic uncertainty and the potential impact of higher energy prices stemming from the conflict in the Middle East. The reversal of provision in the fourth quarter of 2025 was primarily due to lower loan balances due to repayments during the quarter.
Noninterest Income
Noninterest income in the first quarter of 2026 decreased from the fourth quarter of 2025 primarily due to the preliminary bargain purchase gain from the HomeStreet merger of $55.1 million in the fourth quarter of 2025.

Noninterest Expense
Noninterest expense increased $917 thousand in the first quarter of 2026 compared to the fourth quarter of 2025, primarily due to a slight increase in non-recurring acquisition and integration related costs recognized with the HomeStreet merger, which were $4.8 million in the first quarter of 2026 compared to $3.5 million in the fourth quarter of 2025.
Income Taxes
Our effective tax rate during the first quarter of 2026 was 28.7% as compared to 17.8% in the fourth quarter of 2025 and our federal statutory rate was 21.0%. The effective tax rate increased compared to the prior quarter as a result of a $1.7 million remeasurement of deferred tax assets. In addition, the bargain purchase gain was the primary reason for the low effective tax rate in the fourth quarter of 2025.
BALANCE SHEET HIGHLIGHTS
Selected Balance Sheet Items

(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Cash and cash equivalents	$483,513	$1,029,983	$1,442,647	$2,078,960	$798,309
Trading securities	49,463	49,518	50,357	—	—
Securities available-for-sale	3,933,705	3,993,385	3,490,478	2,562,438	3,586,322
Securities held-to-maturity	1,313,520	1,336,632	1,363,636	1,391,211	1,416,914
Loans held for investment (before ACL) (1)	13,852,209	14,176,936	14,587,530	9,239,834	9,416,024
Total assets (1)	21,388,955	22,351,475	22,721,935	16,571,173	16,540,317

Noninterest-bearing demand deposits	$6,511,998	$6,744,082	$6,748,479	$5,453,890	$5,495,994
Total deposits	18,242,769	19,024,997	19,452,819	13,968,863	13,986,226
Long-term debt	128,815	192,014	190,123	—	—
Total liabilities	18,597,563	19,489,100	19,934,686	14,154,556	14,166,227
Total shareholders’ equity (1)	2,791,392	2,862,375	2,787,249	2,416,617	2,374,090

(1)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
Investment Securities
Trading securities totaled $49.5 million at March 31, 2026 and December 31, 2025. Securities available-for-sale decreased by $59.7 million during the first quarter of 2026 to $3.9 billion at March 31, 2026, primarily due to paydowns and declines in fair values. Securities held-to-maturity decreased by $23.1 million in the first quarter of 2026, due to paydowns, and totaled $1.3 billion at March 31, 2026.
Loans
Total loans at March 31, 2026 were $13.9 billion, a decrease of $324.7 million from $14.2 billion at December 31, 2025, due primarily to loan repayments during the quarter.

Deposits
Total deposits decreased by $782.2 million during the first quarter of 2026 to $18.2 billion at March 31, 2026. The net decrease was due primarily to maturities of certificates of deposit acquired in the HomeStreet merger, as well as seasonal outflows in noninterest-bearing demand deposits.
Noninterest-bearing demand deposits totaled $6.5 billion and represented 36% of total deposits at March 31, 2026, compared to $6.7 billion, or 35% of total deposits, at December 31, 2025.
Borrowings
Total borrowings were $128.8 million at March 31, 2026, compared to $192.0 million at December 31, 2025. The decrease in the first quarter of 2026 was due to the redemption of our $65.0 million of Senior Notes on March 1, 2026.
Equity
During the first quarter of 2026, total shareholders’ equity decreased by $71.0 million to $2.8 billion and tangible common equity (1) decreased by $63.8 million to $1.7 billion at March 31, 2026. The decrease in total shareholders’ equity for the first quarter of 2026 primarily resulted from a net decrease in retained earnings in the first quarter of 2026 from net income, less dividends paid to common shareholders, and a decrease in accumulated other comprehensive income due to changes in fair value of securities available-for-sale.
At March 31, 2026, book value per common share decreased to $12.61, compared to $12.93 at December 31, 2025. At March 31, 2026, tangible book value per common share (1) decreased to $7.53, compared to $7.81 at December 31, 2025.
(1)Non-GAAP measure. Refer to section “Non-GAAP Financial Measures and Reconciliations” below.

CAPITAL AND LIQUIDITY
Capital ratios remain strong with Total risk-based capital at 16.15% and a Tier 1 leverage ratio of 8.66% at March 31, 2026. The following table presents our regulatory capital ratios as of the dates indicated:

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Mechanics Bancorp (1),(2)
Tier 1 leverage capital (to average assets)	8.66%	8.65%	10.34%	n/a	n/a
Common equity Tier 1 capital (to risk-weighted assets)	13.91%	14.09%	13.42%	n/a	n/a
Tier 1 risk-based capital (to risk-weighted assets)	13.91%	14.09%	13.42%	n/a	n/a
Total risk-based capital (to risk-weighted assets)	16.15%	16.27%	15.57%	n/a	n/a

Mechanics Bank (1)
Tier 1 leverage capital (to average assets)	9.31%	9.58%	11.46%	10.16%	9.91%
Common equity Tier 1 capital (to risk-weighted assets)	14.96%	15.59%	14.87%	18.27%	16.89%
Tier 1 risk-based capital (to risk-weighted assets)	14.96%	15.59%	14.87%	18.27%	16.89%
Total risk-based capital (to risk-weighted assets)	16.21%	16.81%	16.13%	19.10%	17.77%

(1)On September 2, 2025, HomeStreet Bank merged with and into Mechanics Bank, with Mechanics Bank surviving the merger and becoming a wholly-owned subsidiary of Mechanics Bancorp. As a result, for periods prior to September 30, 2025, regulatory capital ratios are only presented for Mechanics Bank.
(2)Regulatory capital ratios at March 31, 2026 are preliminary.
At March 31, 2026, Mechanics had available borrowing capacity of $6.1 billion from the FHLB, $4.2 billion from the Federal Reserve and $5.1 billion under borrowing lines established with other financial institutions.

CREDIT QUALITY
Asset Quality Information and Ratios

(dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Delinquent loans held for investment:
30-89 days past due (1)	$43,556	$58,459	$55,899	$106,710	$100,225
90+ days past due	33,447	34,686	38,316	10,660	5,248
Total delinquent loans	$77,003	$93,145	$94,215	$117,370	$105,473
Total delinquent loans to loans held for investment	0.56%	0.66%	0.65%	1.27%	1.12%

Nonperforming assets:
Nonaccrual loans	$44,379	$42,863	$60,586	$18,606	$9,905
90+ days past due and accruing	4,098	3,943	2,653	717	211
Total nonperforming loans	48,477	46,806	63,239	19,323	10,116
Foreclosed assets	4,658	4,990	1,675	—	13,400
Total nonperforming assets	$53,135	$51,796	$64,914	$19,323	$23,516

Allowance for credit losses on loans	$156,796	$153,319	$168,959	$68,334	$75,515
Allowance for credit losses on loans to total loans held for investment	1.13%	1.08%	1.16%	0.74%	0.80%
Allowance for credit losses on loans to nonaccrual loans	353.31%	357.70%	278.88%	367.27%	762.38%
Nonaccrual loans to total loans held for investment	0.32%	0.30%	0.42%	0.20%	0.11%
Nonperforming assets to total assets	0.25%	0.23%	0.29%	0.12%	0.14%

(1)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
At March 31, 2026, total delinquent loans were $77.0 million, compared to $93.1 million at December 31, 2025. The decrease was primarily due to improvement in auto loan portfolio delinquencies. Total delinquent loans as a percentage of total loans were 0.56% at March 31, 2026, as compared to 0.66% at December 31, 2025.
At March 31, 2026, nonperforming assets were $53.1 million, compared to $51.8 million at December 31, 2025. The slight increase was primarily due to a commercial real estate loan that was modified and was placed on nonaccrual status. Nonperforming assets as a percentage of total assets increased to 0.25% at March 31, 2026, as compared to 0.23% at December 31, 2025.

Allowance for Credit Losses

	Quarter Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Allowance for credit losses on loans:
Beginning balance	$153,319	$168,959	$88,558
Provision (reversal of provision) for credit losses (1)	7,593	(1,908)	(3,752)
Loans charged off	(7,205)	(17,052)	(12,217)
Recoveries	3,089	3,320	2,926
Ending balance	$156,796	$153,319	$75,515

Allowance for credit losses on unfunded lending commitments:
Beginning balance	$7,115	$8,431	$4,366
Provision (reversal of provision) for credit losses	174	(1,316)	94
Ending balance	$7,289	$7,115	$4,460

Net charge-offs to average loans (2)	0.12%	0.38%	0.40%

(1) Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08. As discussed in “Adoption of Purchased Seasoned Loans Accounting Standard,” for purchased seasoned loans acquired in the HomeStreet merger, the Company established an allowance for credit losses of $20.3 million at the date of acquisition for these loans and reversed the provision for credit losses recorded in the third quarter of 2025, and recorded it as part of the acquired loans initial amortized cost basis.
(2) Ratios are annualized.
The allowance for credit losses on loans totaled $156.8 million, or 1.13% of total loans at March 31, 2026, compared to $153.3 million, or 1.08% of total loans at December 31, 2025. The increase in allowance was the result of an increase in qualitative factors across loan types, with the greatest impact on commercial real estate loans due to the size of the portfolio. The qualitative factor increase was primarily driven by economic uncertainty and the potential impact of higher energy prices stemming from the conflict in the Middle East.
Conference Call
The Company will host a conference call and webcast to discuss its first quarter 2026 financial results at 11:00 a.m. Eastern Time (ET) on Thursday, April 30, 2026. Investors and analysts interested in participating in the call are invited to dial 1-833-461-5787 (international callers please dial 1-585-542-9983) approximately 10 minutes prior to the start of the call. The pin to access the call is 144685372. A live audio webcast of the conference call will be available on the Company’s website at https://ir.mechanicsbank.com. The earnings presentation for the call will also be available on the Company’s Investor Relations website prior to the call.
A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed through the News & Events tab of the Company’s website as well as through the webcast link: https://events.q4inc.com/attendee/144685372.
About Mechanics Bancorp
Mechanics Bancorp (NASDAQ: MCHB) is headquartered in Walnut Creek, Calif., and is the financial holding company of Mechanics Bank, a full-service bank with $21.4 billion in assets as of March 31, 2026, and 166 branches across California, Oregon, Washington and Hawaii. Founded in 1905 to help families, businesses and communities prosper, Mechanics Bank offers a wide range of products and services in consumer and business banking, commercial lending, cash management services, private banking, and comprehensive wealth management and trust services.
To learn more, visit www.MechanicsBank.com.

Cautionary Note
The information contained herein is preliminary and based on Company data available at the time of this earnings release. It speaks only as of the particular date or dates included in the earnings release. Except as required by law, Mechanics does not undertake an obligation to, and disclaims any duty to, update any of the information herein.
Forward-Looking Statements
This earnings release, including information incorporated by reference herein, contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements, other than statements of historical fact, contained or incorporated by reference in this earnings release, including statements regarding our plans, objectives, expectations, strategies, beliefs, or future performance or events, are forward-looking statements. Generally, forward-looking statements include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “look,” “may,” “optimistic,” “plan,” “potential,” “projection,” “should,” “will,” and “would” and similar expressions (or the negative of these terms), although not all forward-looking statements contain these identifying words. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this earnings release:
•substantial non-recurring and integration costs, which may be greater than anticipated due to unexpected events;
•failure to realize the anticipated benefits of the HomeStreet merger;
•our ability to effectively manage our expanded operations;
•negative developments and events impacting the financial services industry;
•the soundness of other financial institutions;
•our ability to maintain sufficient liquidity, or an increase in the cost of liquidity;
•unpredictable economic, market and business conditions;
•interest rate risk, and fluctuations in interest rates;
•inflationary pressures and rising prices;
•adverse changes in real estate market values;
•the impact of climate change, including indirectly through impacts on our customers;
•the adequacy of our allowances for credit losses for loans and debt securities;
•incurring losses in our loan portfolio despite strict adherence to our underwriting practices;
•fluctuations in our mortgage origination business based upon seasonal and other factors;
•our geographic concentration, which may magnify the adverse effects and consequences of any regional or local economic downturn;
•the accuracy of independent appraisals to determine the value of the real estate that secures a substantial portion of our loans;
•the ability of our small- to medium-sized borrowers to weather adverse business developments;
•our ability to fully identify and mitigate exposure to the various risks that we face, including interest rate, credit, liquidity and market risk;
•our ability to mitigate our exposure to interest rate risk;
•negative publicity regarding us, or financial institutions in general;
•environmental liability risk associated with our lending activities;
•our ability to manage risks associated with new lines of business, products, product enhancements and services;
•our ability to adapt our services to changes in the marketplace related to mortgage servicing or origination, technology or in changes in the requirements of governmental authorities and customers;

•our ability to develop, implement and maintain an effective system of internal control over financial reporting;
•the potential that we may identify material weaknesses in our internal control over financial reporting in the future, which may result in material misstatements of our financial statements;
•the potential that we may write off goodwill and other intangible assets resulting from business combinations;
•dependence on our management team;
•exposure to fraudulent and negligent acts by our customers and the parties they do business with, as well as from employees, contractors and vendors;
•legal claims and litigation, including potential securities law liabilities;
•employee class action lawsuits or other legal proceedings;
•our ability to raise additional capital, if needed;
•competition from other financial institutions and financial service companies;
•regulatory restrictions that may delay, impede or prohibit our ability to consider certain acquisitions and opportunities;
•extensive supervision and regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to generate income;
•our ability to comply with stringent capital requirements;
•the impact of federal and state regulators’ examination of our business;
•our ability to comply with the Bank Secrecy Act and other anti-money laundering statutes and regulations;
•our reliance on dividends from Mechanics Bank;
•our ability to raise debt or capital to pay off our debts upon maturity;
•our level of indebtedness following the completion of the HomeStreet merger;
•increasing and continually evolving cybersecurity and other technological risks;
•our ability to adapt to rapid technological change;
•our ability to effectively implement new technological solutions or enhancements to existing systems or platforms;
•our ability to manage risks and challenges relating to the development and use of artificial intelligence;
•our dependence on our computer and communications systems;
•our ability to effectively manage and aggregate data;
•Ford Financial Funds and their controlled affiliates control approximately 77% of the voting power of Mechanics Bancorp, and have the ability to elect all of our directors and control most other matters submitted to our shareholders for approval;
•we are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, we qualify for, and rely on, exemptions from certain corporate governance standards;
•future sales of shares by existing shareholders could cause our stock price to decline;
•our reliance on certain entities affiliated with the Ford Financial Funds for services;
•reduced disclosure requirements as a smaller reporting company; and
•certain of our shareholders have registration rights, the exercise of which could adversely affect the trading price of our common stock.

A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives is also contained in Item 1A “Risk Factors” included in our 2025 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). We strongly recommend readers review those disclosures in conjunction with the discussions herein. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and should not be relied upon as a prediction of actual results or future events.
Forward-looking statements in this earnings release are based on management’s expectations at the time such statements are made and speak only as of the date made. We do not assume any obligation or undertake to update any forward-looking statements after the date of this earnings release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although we may do so from time to time.
All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that we currently deem immaterial may become material, and it is impossible for us to predict these events or how they may affect us.
Investor Relations Inquiries:

Contact:	Mechanics Bancorp
Nathan Duda
Executive Vice President and Chief Financial Officer
ir@mechanicsbank.com

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

ASSETS
Cash and cash equivalents	$483,513	$1,029,983	$1,442,647	$2,078,960	$798,309
Trading securities	49,463	49,518	50,357	—	—
Securities available-for-sale	3,933,705	3,993,385	3,490,478	2,562,438	3,586,322
Securities held-to-maturity	1,313,520	1,336,632	1,363,636	1,391,211	1,416,914
Loans held for sale	4,692	5,967	54,985	415	219
Loan receivables (1)	13,852,209	14,176,936	14,587,530	9,239,834	9,416,024
Allowance for credit losses on loans	(156,796)	(153,319)	(168,959)	(68,334)	(75,515)
Net loan receivables (1)	13,695,413	14,023,617	14,418,571	9,171,500	9,340,509
Mortgage servicing rights	84,000	85,832	88,595	—	—
Other real estate owned	4,658	4,990	1,675	—	13,400
Federal Home Loan Bank stock, at cost	17,289	17,292	17,294	17,250	17,250
Premises and equipment, net	143,157	143,895	143,917	114,715	115,509
Bank-owned life insurance	171,674	170,339	169,163	84,786	84,300
Goodwill	843,305	843,305	843,305	843,305	843,305
Other intangible assets, net	205,269	212,491	143,264	33,309	35,975
Right-of-use asset	78,046	82,076	85,657	56,696	56,268
Interest receivable and other assets (1)	361,251	352,153	408,391	216,588	232,037
TOTAL ASSETS (1)	$21,388,955	$22,351,475	$22,721,935	$16,571,173	$16,540,317
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Noninterest-bearing demand deposits	$6,511,998	$6,744,082	$6,748,479	$5,453,890	$5,495,994
Interest-bearing transaction accounts	8,222,964	8,128,832	7,918,670	6,359,590	6,357,909
Savings and time deposits	3,507,807	4,152,083	4,785,670	2,155,383	2,132,323
Total deposits	18,242,769	19,024,997	19,452,819	13,968,863	13,986,226
Long-term debt	128,815	192,014	190,123	—	—
Operating lease liability	82,403	86,794	90,796	59,233	58,914
Interest payable and other liabilities	143,576	185,295	200,948	126,460	121,087
TOTAL LIABILITIES	18,597,563	19,489,100	19,934,686	14,154,556	14,166,227
SHAREHOLDERS’ EQUITY
Common stock	2,402,968	2,402,193	2,401,989	2,122,374	2,122,117
Retained earnings (1)	407,908	456,695	394,069	325,793	283,308
Accumulated other comprehensive income (loss), net of tax	(19,484)	3,487	(8,809)	(31,550)	(31,335)
TOTAL SHAREHOLDERS’ EQUITY (1)	2,791,392	2,862,375	2,787,249	2,416,617	2,374,090
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (1)	$21,388,955	$22,351,475	$22,721,935	$16,571,173	$16,540,317

Common shares outstanding-Class A and B	221,400,590	221,305,009	221,203,135	202,015,832	201,999,328

(1)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Quarter Ended
(dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025

INTEREST INCOME
Loans interest and fees (1)	$181,190	$194,108	$117,792
Investment securities	53,074	49,529	47,585
Interest-bearing cash and other	7,672	13,018	8,208
Total interest income (1)	241,936	256,655	173,585
INTEREST EXPENSE
Deposits	58,323	68,967	45,131
Borrowed funds	228	—	—
Long-term debt	4,340	4,706	—
Total interest expense	62,891	73,673	45,131
Net interest income (1)	179,045	182,982	128,454
Provision (reversal of provision) for credit losses on loans (1)	7,593	(1,908)	(3,752)
Provision (reversal of provision) for credit losses on unfunded lending commitments	174	(1,316)	94
Net interest income after provision for credit losses (1)	171,278	186,206	132,112
NONINTEREST INCOME
Service charges on deposit accounts	6,043	6,360	5,494
Trust fees and commissions	3,070	3,565	3,119
ATM network fee income	3,904	4,137	2,888
Loan servicing income	1,927	1,873	177
Net gain on sales and calls of investment securities	52	276	—
Income from bank-owned life insurance	1,165	1,699	527
Bargain purchase gain	—	55,097	—
Other	4,859	5,514	2,776
Total noninterest income	21,020	78,521	14,981
NONINTEREST EXPENSE
Salaries and employee benefits	68,550	68,566	48,851
Occupancy	12,429	11,967	7,972
Equipment	9,615	9,826	5,869
Professional services	6,071	6,816	4,916
FDIC assessments and regulatory fees	2,990	1,851	2,213
Amortization of intangible assets	7,222	7,479	2,738
Data processing	3,873	4,876	1,350
Loan related	3,506	3,802	1,577
Marketing and advertising	907	1,123	584
Other real estate owned related	384	(221)	2,684
Acquisition and integration costs	4,794	3,507	350
Other	10,086	9,918	6,534
Total noninterest expense	130,427	129,510	85,638
Income before income tax expense (1)	61,871	135,217	61,455
INCOME TAX EXPENSE (1)	17,781	24,030	17,664
NET INCOME (1)	$44,090	$111,187	$43,791

Basic earnings per share (1)
Class A common stock	$0.19	$0.48	$0.21
Class B common stock	$1.91	$4.80	$2.07
Diluted earnings per share (1)
Class A common stock	$0.19	$0.48	$0.21
Class B common stock	$1.91	$4.80	$2.07
Basic weighted-average shares outstanding
Class A common stock	221,047,803	220,865,980	200,884,880
Class B common stock	1,114,448	1,114,448	1,114,448
Diluted weighted-average shares outstanding
Class A common stock	221,203,293	221,095,493	200,944,300
Class B common stock	1,114,448	1,114,448	1,114,448
(1)Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.

LOANS HELD FOR INVESTMENT (1)

(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Commercial and industrial	$460,081	$482,170	$550,176	$280,551	$352,267
Commercial real estate
Multifamily	5,291,597	5,355,252	5,450,206	2,826,750	2,833,328
Non-owner occupied	1,711,611	1,740,277	1,866,119	1,551,617	1,618,001
Owner occupied	586,698	689,079	710,638	323,419	341,446
Construction and land development	399,546	493,992	538,754	135,013	119,089
Residential real estate	4,017,120	3,970,803	3,914,675	2,438,271	2,336,268
Auto	639,825	791,012	954,617	1,147,967	1,363,084
Other consumer	745,731	654,351	602,345	536,246	452,541
Total LHFI	$13,852,209	$14,176,936	$14,587,530	$9,239,834	$9,416,024

(1)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.

COMPOSITION OF DEPOSITS

(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Deposits by product:
Noninterest-bearing demand deposits	$6,511,998	$6,744,082	$6,748,479	$5,453,890	$5,495,994
Interest-bearing:
Interest-bearing demand deposits	1,767,403	1,878,468	1,733,215	1,331,785	1,384,081
Savings	1,363,137	1,367,475	1,398,430	1,173,943	1,201,988
Money market	6,455,561	6,250,364	6,185,455	5,027,805	4,973,828
Certificates of deposit	2,144,670	2,784,608	3,387,240	981,440	930,335
Total interest-bearing deposits	11,730,771	12,280,915	12,704,340	8,514,973	8,490,232
Total deposits	$18,242,769	$19,024,997	$19,452,819	$13,968,863	$13,986,226

SUMMARY FINANCIAL DATA

	Quarter Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Select performance ratios: (1)
Return on average equity (2)	6.25%	15.80%	7.61%
Return on average tangible equity (2) , (3)	11.07%	25.59%	12.76%
Return on average assets (2)	0.82%	1.97%	1.08%
Efficiency ratio	65.2%	49.5%	59.7%
Efficiency ratio (non-GAAP) (3)	61.6%	46.7%	57.8%
Net interest margin (2)	3.61%	3.50%	3.45%

	As of
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Other data:
Book value per share (4)	$12.61	$12.93	$12.60	$11.96	$11.75
Tangible book value per share (3), (4)	7.53	7.81	7.79	7.26	7.05
Common equity ratio (4)	13.05%	12.81%	12.27%	14.58%	14.35%
Tangible common equity ratio (3), (4)	8.57%	8.48%	8.28%	9.81%	9.54%
Loans to deposit ratio (4)	75.93%	74.52%	74.99%	66.15%	67.32%
Full time equivalent employees	1,890	1,921	2,036	1,303	1,426
(1)Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
(2)Ratios are annualized.
(3)Return on average tangible equity, efficiency ratio (excluding the impact of intangible amortization), tangible book value per share, and tangible common equity ratio are non-GAAP financial measures. For a reconciliation of these measures to the comparable GAAP financial measure or the computation of the measure, see “Non-GAAP Financial Measures and Reconciliations” below.
(4)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.

NET INTEREST MARGIN

	Quarter Ended
	March 31, 2026			December 31, 2025			March 31, 2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)

Assets:
Interest-earning assets:
Cash and cash equivalents	$549,799	$4,162	3.07%	$1,094,743	$10,262	3.72%	$734,534	$7,187	3.97%
Investment securities	5,425,705	53,074	3.97%	5,090,812	49,529	3.86%	4,781,791	47,585	4.04%
Loans (2), (3)	14,002,665	181,190	5.25%	14,412,244	194,108	5.34%	9,491,710	117,792	5.03%
FHLB stock and other investments	146,776	3,510	9.70%	149,275	2,756	7.33%	101,230	1,021	4.09%
Total interest-earning assets (3)	20,124,945	241,936	4.88%	20,747,074	256,655	4.91%	15,109,265	173,585	4.66%
Noninterest-earning assets	1,697,660			1,686,765			1,300,110
Total assets	$21,822,605			$22,433,839			$16,409,375
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	$1,804,524	$2,176	0.49%	$1,789,672	$2,815	0.62%	$1,403,053	$1,299	0.38%
Money market and savings	7,740,958	39,060	2.05%	7,637,068	40,636	2.11%	6,051,918	38,140	2.56%
Certificates of deposit	2,472,421	17,087	2.80%	3,089,704	25,516	3.28%	939,273	5,692	2.46%
Total	12,017,903	58,323	1.97%	12,516,444	68,967	2.19%	8,394,244	45,131	2.18%
Borrowings:
Borrowings	24,667	228	3.75%	—	—	—%	—	—	—%
Long-term debt	170,987	4,340	10.29%	190,783	4,706	9.79%	—	—	—%
Total interest-bearing liabilities	12,213,557	62,891	2.09%	12,707,227	73,673	2.30%	8,394,244	45,131	2.18%
Noninterest-bearing liabilities:
Demand deposits (4)	6,448,090			6,634,915			5,442,140
Other liabilities	300,464			299,387			238,223
Total liabilities	18,962,111			19,641,529			14,074,607
Shareholders’ equity	2,860,494			2,792,310			2,334,768
Total liabilities and shareholders’ equity	$21,822,605			$22,433,839			$16,409,375
Net interest income (3)		$179,045			$182,982			$128,454
Net interest rate spread (3)			2.79%			2.61%			2.48%
Net interest margin (3)			3.61%			3.50%			3.45%
(1)Ratios are annualized.
(2)Includes loans held for sale.
(3)Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
(4)Cost of all deposits, including noninterest-bearing demand deposits, was 1.28%, 1.43% and 1.32% for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
This document contains non-GAAP financial measures of our financial performance, including return on average tangible equity, efficiency ratio (excluding the impact of intangible amortization), tangible book value per share and tangible common equity ratio. We believe that these non-GAAP financial measures provide useful information because they are used by management to evaluate our operating performance, without the impact of goodwill and other intangible assets. However, these financial measures are not intended to be considered in isolation of or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should be viewed in addition to, and not as an alternative to, its GAAP results. The non-GAAP financial measures Mechanics presents may differ from similarly captioned measures presented by other companies. The following tables present the calculations of our non-GAAP financial measures.

(dollars in thousands, except per share amounts)		Quarter Ended
Return on Average Equity and Return on Average Tangible Equity (1)	Ref.	March 31, 2026	December 31, 2025	March 31, 2025

Net income	(a)	$44,090	$111,187	$43,791
Add: intangibles amortization, net of tax (2)		5,254	5,442	1,958
Net income, excluding the impact of intangible amortization, net of tax	(b)	$49,344	$116,629	$45,749

Average shareholders’ equity	(c)	$2,860,494	$2,792,310	$2,334,768
Less: average goodwill and other intangible assets		1,052,479	984,105	880,812
Average tangible shareholders’ equity	(d)	$1,808,015	$1,808,205	$1,453,956

Return on average equity (3)	(a) / (c)	6.25%	15.80%	7.61%
Return on average tangible equity (non-GAAP) (3)	(b) / (d)	11.07%	25.59%	12.76%

		Quarter Ended
Efficiency Ratio (1)	Ref.	March 31, 2026	December 31, 2025	March 31, 2025

Noninterest expense	(e)	$130,427	$129,510	$85,638
Less: intangibles amortization		7,222	7,479	2,738
Noninterest expense, excluding the impact of intangible amortization	(f)	123,205	122,031	82,900
Net interest income	(g)	179,045	182,982	128,454
Noninterest income	(h)	21,020	78,521	14,981
Efficiency ratio	(e) / (g+h)	65.2%	49.5%	59.7%
Efficiency ratio (non-GAAP)	(f) / (g+h)	61.6%	46.7%	57.8%

(1)Prior period comparative disclosures for the fourth quarter of 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
(2)Estimated statutory tax rate of 27.25%, 27.25% and 28.50% for the quarter ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
(3)Ratios are annualized.

(dollars in thousands, except per share amounts)		As of
Book Value per Share and Tangible Book Value per Share (4)	Ref.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity	(i)	$2,791,392	$2,862,375	$2,787,249	$2,416,617	$2,374,090
Less: goodwill and other intangible assets		1,048,574	1,055,796	986,569	876,614	879,280
Total tangible shareholders’ equity	(j)	$1,742,818	$1,806,579	$1,800,680	$1,540,003	$1,494,810

Common shares outstanding-Class A and B	(k)	221,400,590	221,305,009	221,203,135	202,015,832	201,999,328

Common shares outstanding-Class A		220,286,142	220,190,561	220,088,687	200,901,384	200,884,880
Common shares outstanding-Class B-adjusted		11,144,480	11,144,480	11,144,480	11,144,480	11,144,480
Shares outstanding at period end-adjusted (5)	(l)	231,430,622	231,335,041	231,233,167	212,045,864	212,029,360

Book value per share	(i) / (k)	$12.61	$12.93	$12.60	$11.96	$11.75
Tangible book value per share (non-GAAP)	(j) / (l)	$7.53	$7.81	$7.79	$7.26	$7.05

		As of
Common Equity Ratio and Tangible Common Equity Ratio (4)	Ref.	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total shareholders’ equity	(m)	$2,791,392	$2,862,375	$2,787,249	$2,416,617	$2,374,090
Less: goodwill and other intangible assets		1,048,574	1,055,796	986,569	876,614	879,280
Total tangible shareholders’ equity	(n)	$1,742,818	$1,806,579	$1,800,680	$1,540,003	$1,494,810

Total assets	(o)	$21,388,955	$22,351,475	$22,721,935	$16,571,173	$16,540,317
Less: goodwill and other intangible assets		1,048,574	1,055,796	986,569	876,614	879,280
Total tangible assets	(p)	$20,340,381	$21,295,679	$21,735,366	$15,694,559	$15,661,037

Common equity ratio	(m) / (o)	13.05%	12.81%	12.27%	14.58%	14.35%
Tangible common equity ratio (non-GAAP)	(n) / (p)	8.57%	8.48%	8.28%	9.81%	9.54%

(4)Prior period comparative disclosures for September 30, 2025 have been adjusted to reflect the impact of adoption of ASU 2025-08.
(5)Includes 11,144,480 Class A Shares issuable upon the conversion of 1,114,448 Class B Shares outstanding. Class B Shares also are treated as if such share had been converted into ten Class A Shares for purposes of calculating the economic rights of the Class B Shares, including upon liquidation of the Company or the declaration of dividends or distributions by the Company.